EXHIBIT 99.1

BJ's Restaurants Opens in Huntsville, Alabama

HUNTINGTON BEACH, Calif., July 7, 2015 (GLOBE NEWSWIRE) -- BJ's Restaurants, Inc. (NASDAQ:BJRI) today announced the opening of its new restaurant in Huntsville, Alabama, on Monday, July 6, 2015. The new BJ's Restaurant & Brewhouse® is located in the Bridge Street Town Center at the intersection of Old Madison Pike Road and Research Park Boulevard. The restaurant is approximately 8,000 square feet, seats approximately 240 guests and features BJ's extensive menu, including BJ's signature deep-dish pizza, award-winning handcrafted beer and famous Pizookie® dessert. BJ's unique, contemporary décor provides the perfect environment for all dining occasions. Hours of operation are from 11:00 a.m. to 12:00 midnight Sunday through Thursday, and 11:00 a.m. to 1:00 a.m. Friday and Saturday.

"We are excited to open our new restaurant in Huntsville, Alabama," commented Greg Trojan, President and CEO. "The Huntsville restaurant is our first location in the state of Alabama and our eighth new restaurant opened this year. We continue to be on track to open at least 15 new restaurants by the end of the year. Our next two restaurants are scheduled to open in the second half of this month in Melbourne, Florida and Murfreesboro, Tennessee."

BJ's Restaurants, Inc. currently owns and operates 164 casual dining restaurants under the BJ's Restaurant & Brewery®, BJ's Restaurant & Brewhouse®, BJ's Pizza & Grill® and BJ's Grill® brand names. BJ's Restaurants offer an innovative and broad menu featuring award-winning, signature deep-dish pizza complemented with generously portioned salads, appetizers, sandwiches, soups, pastas, entrees and desserts, including the Pizookie® dessert. The Company operates several microbrewery restaurants in addition to using independent third party brewers to produce and distribute BJ's critically acclaimed craft beers. The Company's restaurants are located in the 21 states of Alabama, Arizona, Arkansas, California, Colorado, Florida, Indiana, Kansas, Kentucky, Louisiana, Maryland, Nevada, New Mexico, New York, Ohio, Oklahoma, Oregon, Pennsylvania, Texas, Virginia and Washington. Visit BJ's Restaurants, Inc. on the Web at http://www.bjsrestaurants.com.

Certain statements in the preceding paragraphs and all other statements that are not purely historical constitute "forward-looking" statements for purposes of the Securities Act of 1933 and the Securities and Exchange Act of 1934, as amended, and are intended to be covered by the safe harbors created thereby. The "forward-looking" statements contained in this press release are based on current assumptions and expectations and BJ's Restaurants, Inc. undertakes no obligation to update or alter its "forward-looking" statements whether as a result of new information, future events or otherwise. Investors are referred to the full discussion of risks and uncertainties associated with forward-looking statements contained in the Company's filings with the Securities and Exchange Commission, including its recent reports on Forms 10-K, 10-Q and 8-K.

For further information, please contact Greg Levin of BJ's Restaurants, Inc. at (714) 500-2400.